Exhibit 5.1

Perkins Coie LLP 1301 Second Avenue Suite 4200 Seattle, WA 98101-3099	T. +1.206.359.8000 F. +1.206.359.9000 perkinscoie.com

October 14, 2025

DeFi Development Corp.

6401 Congress Avenue, Suite 250

Boca Raton, FL 33487

Re:	Registration Statement on Form S-1 filed by DeFi Development Corp.

Ladies and Gentlemen:

We have acted as counsel to DeFi Development Corp., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, of a registration statement on Form S-1 (the “Registration Statement”) for the registration of up to $74,750,000 of the Company’s 10.00% Series C Cumulative Perpetual Preferred Stock (the “Series C Preferred Stock”), including up to $9,750,000 of Series C Preferred Stock for which the underwriters have been granted an over-allotment option (the “Shares”). The Shares are to be sold pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”), which is referred to in the Registration Statement, between the Company and the underwriter named therein.

Capitalized terms defined in the Registration Statement and used (but not otherwise defined) herein are used herein as so defined.

In our capacity as counsel to the Company, we have examined the Registration Statement and such documents, records and instruments as we have deemed necessary for the purposes of this opinion. As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents, and (b) information provided in certificates of officers of the Company. All opinions based on the foregoing documents and certificates are as of the date of such documents and certificates, not as of the date of this opinion letter. We have not independently verified the facts so relied on.

In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. For purposes of the opinions expressed below, we also assume that the Registration Statement and any amendments or prospectus supplements relating thereto shall have become and be effective pursuant to timely filings under the Securities Act.

October 14, 2025

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that, upon the effectiveness of the Certificate of Designation of Series C Perpetual Preferred Stock, a form of which has been filed as an exhibit to the Registration, and assuming (i) proper action of the Board of Directors of the Company or an authorized committee thereof specifically authorizing the terms of the issuance and sale of the Series C Preferred Stock, (ii) the Underwriting Agreement has been duly executed and delivered by the parties thereto, (iii) the offering and sale of the Shares, as contemplated by the Registration Statement and any amendments thereto and in accordance with the Underwriting Agreement and (iv) receipt by the Company of the consideration therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is subject to the following exclusions and qualifications:

(a)	Our opinions are as of the date hereof, and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.

(b)	We do not express any opinions herein concerning any laws other than the laws in their current forms of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus and any prospectus supplements relating thereto under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Perkins Coie LLP